Section 240.14a-101 Schedule 14A.
                    Information required in proxy statement.
                            Schedule 14A Information
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Gyrodyne Company of America, Inc.
                        ---------------------------------
                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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                        GYRODYNE COMPANY OF AMERICA, INC.
                                 ONE FLOWERFIELD
                                    SUITE 24
                            ST. JAMES, NEW YORK 11780

                                                                October 29, 2007

Dear Fellow Gyrodyne Shareholder:

     Our annual shareholders meeting will be held on December 5, 2007. Your vote is important to us and we urge you to complete the enclosed WHITE proxy card and return it to us as soon as possible.

     This year you may receive proxy materials from a hedge fund manager named Phillip Goldstein and his Bulldog Investors group, which includes Mr. Goldstein's Full Value Partners L.P. fund. In order to protect your investment in Gyrodyne, we urge you to reject Mr. Goldstein's proxy efforts and encourage you to discard any materials that you may receive from Mr. Goldstein.

         ASK YOURSELF: CAN YOU TRUST MR. GOLDSTEIN WITH YOUR INVESTMENT?
                       WE BELIEVE THE CLEAR ANSWER IS NO!

    Regulators Have Informed Goldstein That He Violated Securities Laws More
                                    than Once

     Goldstein has a history of disregarding the rules. We believe you should reject his proxy based on this fact alone!

     o The Staff of the Securities and Exchange Commission notified Mr. Goldstein and his fellow nominees, Andrew Dakos and Timothy Brog, that they "committed a federal securities law violation" in soliciting Gyrodyne shareholders last year. Messrs. Goldstein, Dakos and Brog even ignored the SEC Staff's instructions to revise their proxy statement to properly disclose the violation and inform Gyrodyne shareholders that votes for Mr. Goldstein would not be counted because Mr. Goldstein failed to comply with our bylaw requirements.

     o In January 2007, the Massachusetts Securities Division brought enforcement proceedings against Goldstein and his Bulldog Funds to stop them from illegally soliciting investors. In July 2007, a Massachusetts Securities Division hearing officer found that Goldstein and his Bulldog Funds had committed a violation of Massachusetts securities law and recommended a cease-and-desist order and up to a $25,000 fine. Goldstein is currently challenging this matter in a Massachusetts state court.

     o After Goldstein and his Bulldog hedge funds obtained control of the Mexico Equity and Income Fund and placed themselves on the fund's audit committee, the SEC filings by that fund indicate that the fund is not in compliance with stock exchange listing requirements because its audit committee does not have any member who qualifies as a financial expert.


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     o    RMR Hospitality and Real Estate Fund had to sue Bulldog for violating a maximum ownership rule in its Trust Agreement following numerous requests by RMR over a prolonged period of time for Bulldog to bring its holdings into compliance with RMR's requirements. RMR reported in a press release dated March 8, 2007 that these violations burdened RMR with "considerable" expenses to the detriment of RMR's other shareholders.

     Do you want individuals on your board who have a history of disregarding the rules we all are required to live by? Gyrodyne has valuable assets to protect and cannot afford to put its regulatory and legal compliance at risk.

           Don't be Fooled: Goldstein Is Looking Out for Himself Only!

     While Goldstein claims to be acting to increase value for all shareholders, his history with other companies indicates that his concern is only for himself and his hedge funds. Consider the following:

     o In 2006, after an ally of Bulldog made a shareholder proposal and threatened a proxy contest, Bulldog and its ally sold their shares to the Chairman of the Seligman Select Municipal Fund at a considerable premium above the market price. In return, Bulldog agreed not to conduct a proxy contest at the Seligman Fund for 25 years. This type of "green mail" only benefits Goldstein and his hedge funds, not other shareholders.

     o Mr. Goldstein has ignored the vote of other shareholders he has solicited. For example, in the case of RMR Hospitality and Real Estate Fund, Mr. Goldstein solicited proxies from other shareholders but chose not to appear at the shareholder meeting and did not present his proxies when it appeared that he would be overwhelmingly defeated, effectively disenfranchising shareholders who delivered proxies to him.

     o Based upon public reports of his purchases of RMR Hospitality and Real Estate Fund's shares, it appears that Goldstein purchased shares for his personal account and then followed up with large purchases by a hedge fund he controls. This type of "front running" seems intended to allow Goldstein to profit personally even if his investors do not.

     Goldstein's Proposal to Remove Our Shareholder Rights Plan Is One More
           Instance of Goldstein Looking Out for His Own Self-Interest

     We maintain a Shareholder Rights Plan to protect Gyrodyne and all of our shareholders from unfair and coercive takeover tactics, such as partial or two-tier tender offers, creeping acquisitions and other tactics employed by corporate raiders that we believe could be unfair to Gyrodyne's shareholders. Our Shareholder Rights Plan is not intended to prevent a takeover of Gyrodyne, nor does it change or diminish the fiduciary obligations of our board of directors in evaluating all bona fide offers to acquire Gyrodyne. So why would Goldstein and Bulldog want to remove the Shareholder Rights Plan? Because without the Shareholder Rights Plan in place Bulldog would be able to effect an acquisition of control of Gyrodyne through open market purchases without acquiring 100% of our shares and without paying a control premium. He could also make a tender offer to acquire control of Gyrodyne at a price that is less than what your board of directors believes is Gyrodyne's full value. If Mr. Goldstein


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or any other third party acquires control of Gyrodyne without purchasing 100% of
Gyrodyne's shares, any shareholder whose shares are not bought will be left behind as a minority shareholder with little protection in a company controlled by Mr. Goldstein or the third party acquirer.

     We believe based on Mr. Goldstein's track record there is a significant risk that he would pursue a self-interested agenda at the expense of all other Gyrodyne shareholders.

               YOUR BOARD HAS AND WILL CONTINUE TO ACT IN THE BEST
                     INTERESTS OF ALL GYRODYNE SHAREHOLDERS

     Your board has approved a strategic plan that is designed to generate liquidity events and unlock the full value of Gyrodyne's assets for all of our shareholders. Our management team has been executing on this plan.

     o We have elected to be taxed as a REIT, which does not generally pay taxes at the corporate level and which requires us to distribute 90% of our annual earnings to shareholders.

     o We made a special distribution to shareholders of $4.00 per share in April of this year which represented the first opportunity for a shareholder liquidity event and was the direct result of management's prudent execution of our strategic plan.

     o We reinvested on a tax deferred basis a portion of the $26.3 million advance payment we received on the condemnation of 245.5 acres of our Flowerfield property, resulting in a tax benefit for the current fiscal year.

     o We are confident that through a disciplined and orderly adherence to our strategy we will be able to create additional liquidity opportunities and maximize the value of your investment in Gyrodyne.

     Do not sign any proxy you may receive from Mr. Goldstein or Full Value Partners L.P. Instead, sign and date the WHITE proxy enclosed with this letter and return it in the envelope provided. Even if you have previously signed a Goldstein/Full Value proxy, you should sign, date and return the enclosed WHITE proxy; you have the right to change your vote and only the latest dated proxy counts.

     We have also made arrangements to allow shareholders to vote by telephone or internet. If you have any questions about voting your shares or about our campaign, please call our proxy solicitation firm, MacKenzie Partners, Inc. Toll-Free at (800)322-2885 or (212)929-5500 (call collect) or by email at proxy@mackenziepartners.com.

Sincerely,

/s/ Paul L. Lamb
----------------
Paul L. Lamb
Chairman of the Board


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                             ADDITIONAL INFORMATION

In connection with Gyrodyne Company of America, Inc.'s ("Gyrodyne") 2007 Annual Meeting to be held on December 5, 2007, Gyrodyne filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") and commenced mailing to shareholders on or about October 29, 2007. Gyrodyne shareholders are urged to read the proxy statement carefully because it contains important information. Investors and shareholders may obtain a free copy of the proxy statement, and other material and any other documents that may be filed by Gyrodyne with the SEC in connection with the 2007 Annual Meeting, through the SEC's web site at www.sec.gov. Shareholders may also obtain free copies of the proxy statement and other documents filed by Gyrodyne in connection with the 2007 Annual Meeting by directing a request to our proxy solicitation firm, MacKenzie Partners, Inc., toll-Free at (800)322-2885 or (212) 929-5500 (call collect) or by email at proxy@mackenziepartners.com.

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                           FORWARD-LOOKING STATEMENTS

The statements made in this letter that are not historical facts constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, the effect of economic and business conditions, including risks inherent in the Long Island, New York and Palm Beach County, Florida real estate markets, the ability to obtain additional capital in order to develop the existing real estate and other risks detailed from time to time in Gyrodyne's SEC reports. Gyrodyne assumes no obligation to update the information in this letter.


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